Exhibit 99.1

Venus Concept Appoints Ross J. Portaro as President of Global Sales

TORONTO, October 12, 2021, (GLOBE NEWSWIRE) - Venus Concept Inc. (“Venus Concept” or the “Company”) (NASDAQ: VERO), a global medical aesthetic technology leader, today announced the appointment of Ross J. Portaro to the position of President of Global Sales, effective October 15, 2021. Mr. Portaro will assume the responsibilities of Chad A. Zaring, who is resigning from his role of Chief Commercial Officer for personal reasons, effective October 15, 2021. Mr. Zaring will continue to support the Company as a consultant through March 31, 2022.

“Ross is an accomplished leader and industry veteran with more than 30 years of experience in the healthcare sector, including positions at Candela Medical, Lumenis, Medicis Pharmaceutical, TRIA Beauty and Ulthera, Inc.” said Domenic Serafino, Chief Executive Officer and Director of Venus Concept Inc. “He has made important contributions to the success of our organization as our Vice President of EMEA, and I am pleased to announce his promotion to the position of President of Global Sales. With Ross as a member of our senior leadership team, I believe Venus Concept is well positioned to continue building a world class sales organization committed to integrity and exceptional customer satisfaction. I would also like to thank Chad for his hard work and contributions. We wish him well in his future endeavours.”

“Venus Concept is a true innovator in the field of aesthetic technology,” said Mr. Portaro. “I was attracted to the Company because of its unique product offerings and development of new robotic technologies, and I am excited by the opportunity to play a key role in its next phase of growth and development as an organization.”

Mr. Portaro joined Venus Concept as Vice President of EMEA in May, 2021, responsible for developing the sales strategy and managing all sales and utilization activity via direct and distribution sales channels in the region. Prior to joining Venus Concept, he worked for Candela Medical, a global medical aesthetic device company, from 2016 until 2021 in a series of positions, including Vice President of EMEA Direct and Global Vice President of Candela’s Surgical Aesthetic Business Unit. Mr. Portaro previously served as Senior Vice President of Sales for BioPharmX, Inc. from 2014 to 2016. His career experience also includes positions at Medicis Pharmaceutical (2010 to 2013), TRIA Beauty (2006 to 2009) and Lumenis (2004 to 2006). Mr. Portaro holds a B.S. in Commerce from the University of Virginia’s McIntyre School of Commerce.

About Venus Concept

Venus Concept is an innovative global medical aesthetic technology leader with a broad product portfolio of minimally invasive and non-invasive medical aesthetic and hair restoration technologies and reach in over 60 countries and 19 direct markets. Venus Concept focuses its product sales strategy on a subscription-based business model in North America and in its well-established direct global markets. Venus Concept’s product portfolio consists of aesthetic device platforms, including Venus Versa, Venus Legacy, Venus Velocity, Venus Fiore, Venus Viva, Venus Freeze Plus, Venus Glow, Venus Bliss, Venus Epileve and Venus Viva MD. Venus Concept’s hair restoration systems include NeoGraft®, an automated hair restoration system that facilitates the harvesting of follicles during a FUE process and the ARTAS® and ARTAS iX® Robotic Hair Restoration systems, which harvest follicular units directly from the scalp and create recipient implant sites using proprietary algorithms. Venus Concept has been backed by leading healthcare industry growth equity investors including EW Healthcare Partners (formerly Essex Woodlands), HealthQuest Capital, Longitude Capital Management, and Aperture Venture Partners.

Investor Relations Contact:
Westwicke Partners on behalf of Venus Concept:

Mike Piccinino, CFA

VenusConceptIR@westwicke.com